United States securities and exchange commission logo





                     February 7, 2023

       J. C. Butler, Jr.
       Chief Executive Officer
       NACCO Industries, Inc.
       5875 Landerbrook Drive
       Suite 220
       Cleveland, OH 44124-4069

                                                        Re: NACCO Industries,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 2, 2022
                                                            File No. 001-09172

       Dear J. C. Butler, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation